Chevron Announces Results of Sidetrack

at Big Foot in Deepwater Gulf of Mexico

HOUSTON, TX, July 26, 2006 – Chevron Corporation (NYSE: CVX) today announced that operations on the sidetrack well at the Big Foot discovery on Walker Ridge 29 have concluded. The block is approximately 225 miles south of New Orleans, La., and is located in approximately 5,000 feet of water.

Operated by a Chevron subsidiary, Chevron U.S.A. Inc., the Big Foot Well No. 2 Sidetrack 3 reached a total vertical depth of 24,434 feet to a location approximately one-half mile north and significantly downdip of the discovery well. This sidetrack encountered the same pay intervals as seen in the discovery well with approximately 300 feet of net oil pay. Further appraisal drilling will be conducted, the timing of which is still under consideration.

Chevron owns a 60 percent working interest in Big Foot. Partners are Anadarko Petroleum Corporation with 15 percent, Plains Exploration & Production Company with 12.5 percent and Shell with 12.5 percent.

Chevron is the largest leaseholder in the deepwater Gulf of Mexico and one of the world’s leading energy companies. With more than 53,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing, and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.